Exhibit 99.(h)(3)

EXECUTION VERSION

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

VENERABLE VARIABLE INSURANCE TRUST

AND

RUSSELL INVESTMENTS FUND SERVICES, LLC

EXECUTION VERSION

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS TRANSFER AGENCY AND SERVICE AGREEMENT is made as of the 17th day of November, 2023, by and between Venerable Variable Insurance Trust, a Delaware statutory trust, having its principal office and place of business at 1475 Dunwoody Drive, Suite 200, West Chester, PA 19380 (the “Trust”), and Russell Investments Fund Services, LLC, a Washington limited liability company, having its principal office and place of business at 1301 Second Avenue, Seattle, WA 98101 (the “Transfer Agent).

WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and will offer for public sale distinct series of shares of common stock, each corresponding to a distinct portfolio (“Fund”), and distinct classes of shares of each Fund;

WHEREAS, Venerable Investment Advisers, LLC is the manager of the Trust (“Manager”);

WHEREAS, the Trust desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as its transfer agent for the Trust’s authorized and issued shares of common stock (“Shares”) for direct shareholders of record (“Shareholders”) and as dividend disbursing agent, each as set out in the currently effective prospectuses and statement of additional information (“prospectus”) of the Funds. In accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)           Create and maintain Shareholder accounts, receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust (the “Custodian”) as authorized by the Trust;

(b)           Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)           Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(d)           In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall only execute transactions directly with insurance companies, broker-dealers or other intermediaries authorized to sell shares of the Funds;

(e)           At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)            Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)           Prepare and transmit payments for dividends and distributions declared by the Funds;

(h)           Maintain records of account for the Trust and its Shareholders and provide information regarding such accounts to the Trust and its Shareholders; and

(i)            Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding. The Transfer Agent shall have no obligation when recording the issuance or redemption of Shares to monitor or to take cognizance of any (1) laws relating to the issue, sale or redemption of such Shares or (2) impermissible frequent trading activity as specified under any Trust policy and procedure or in the applicable prospectus, which functions shall be the sole responsibility of the Trust.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a)           Other Services. (i) preparing Shareholder meeting lists, (ii) coordinate mailing of Shareholder proxies, Shareholder reports, prospectuses, and other Fund originated shareholder communications to current Shareholders, (iii) coordination of proxy solicitations of Shareholders and validation and reporting of Shareholder voting for Shareholder meetings, (iv) if applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, (v) preparing and mailing transaction confirmation forms and statements of account activity to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, and (vi) providing Shareholder account information to the Trust or the Manager;

(b)           Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report or reports for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust at such time as the Trust may reasonably require, on the next business day;

(c)           “Blue Sky” Reporting. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) for transactions subject to blue sky reporting, if any, verify the establishment of those transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and providing a system which will enable the Manager to monitor the total number of Shares sold in each State;

(d)           National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of Shareholder accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of NSCC participants which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its participants); (iii) provide account and transaction information from the affected Fund’s records on the transfer agent system in accordance with NSCC’s Networking and Fund/SERV rules for those NSCC participants; and (iv) maintain Shareholder accounts on transfer agent system through Networking;

(e)           New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust or one of its agents may perform these services on the Trust’s behalf;

(f)            Anti-Money Laundering (“AML”) Delegation. The Trust hereby delegates to the Transfer Agent certain limited AML duties under this Agreement pursuant to the duties and terms as stated in the attached schedule (“Schedule 1.2(f) entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(g)           Select, monitor, and oversee its sub-transfer agent;

(h)           Assist insurance companies and other intermediaries with non-standard processing of trades and conversions to new account structures;

(i)            Design, review, and implementation of appropriate transfer agency forms;

(j)            Monitor Shareholder activity for any applicable Fund Shareholder minimum investment requirements;

(k)           Coordinate, plan and implement with other service providers and Trust agents routine activities and projects related to transfer agent services;

(l)            Review and approve relevant portions of the Trust’s prospectuses and statements of additional information;

(m)          Provide relevant support for audit of Fund financial statements;

(n)           Acquire, verify and store data required for the Transfer Agent to perform its services hereunder; and

(o)           Maintain appropriate business continuity plans and capabilities including integration of the sub-transfer agent’s plan.

2.	Fees and Expenses

2.1	Fee Schedule. For the performance by the Transfer Agent of its services hereunder, the Transfer Agent will not receive any compensation unless agreed to in advance by mutual written agreement between the Trust and the Transfer Agent. The expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent. Reimbursement by the Trust of expenses to be incurred by the Transfer Agent with respect to significant projects required to comply with changes in law or regulation or significant systems or infrastructure upgrades may be agreed to in advance by mutual written agreement between the Trust and the Transfer Agent.

2.2	Shareholder Mailings. In addition to any fees paid under Section 2.1 above, the Trust agrees to pay for (a) costs for mailing of prospectuses, Fund shareholder reports, proxy statements, shareholder notices and other mass mailings to all shareholder accounts (as contrasted with individualized materials such as confirmations and statements) and (b) tabulating and soliciting proxies. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be paid or reimbursed by the Trust. Postage for mailing of prospectuses, Fund shareholder reports, proxy statements, shareholder notices and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven business (7) days prior to the mailing date of such materials.

2.3	Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice.

3.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a limited liability company duly organized and existing and in good standing under the laws of the State of Washington.

3.2	It is duly qualified to carry on its business in the State of Washington.

3.3	It is empowered under applicable laws and by its Limited Liability Company Agreement to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.	Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

4.1	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

4.2	It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

4.3	All corporate proceedings required by said Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

4.4	It is an open-end and diversified management investment company registered under the 1940 Act.

4.5	A registration statement under the Securities Act of 1933, as amended, will be effective prior to services being performed under this Agreement and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.	Data Access and Proprietary Information

5.1	The Transfer Agent represents and the Trust acknowledges that certain of the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Fund-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information identified as such by the Transfer Agent or which, by its nature or under the circumstances, ought to be considered to be Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents (other than the Transfer Agent and its affiliates) to:

(a)           Use such programs and databases (i) solely on the Trust’s computers, or solely from equipment at the location agreed to between the Trust and the Transfer Agent and (ii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)           Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(c)           Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)           Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)           Allow the Trust to have access only to those authorized transactions as agreed to between the Trust and the Transfer Agent; and

(f)            Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	The Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

5.4	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services,

the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is reasonably believed to be genuine and is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	Indemnification

6.1	Except to the extent contributed to by the Transfer Agent’s lack of good faith, negligence or willful misconduct, the Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)            The Trust’s lack of good faith, negligence or willful misconduct;

(b)            The reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(c)            The acceptance of facsimile transaction requests on behalf of individual Shareholders received from insurance companies, broker-dealers, TPAs or the Trust, and the reasonable reliance by the Transfer Agent on the insurance company, broker-dealer, TPA or the Trust ensuring that the original source documentation is in good order and properly retained;

(d)            The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)            The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent; or

(f)            Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

6.2	Except to the extent contributed to by the Trust’s lack of good faith, negligence or willful misconduct, the Trust shall not be responsible for, and the Transfer Agent shall indemnify and hold the Trust harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability, arising out of or attributable to the Transfer Agent’s lack of good faith, negligence or willful misconduct.

6.3	In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the party seeking indemnification (“Indemnified Party”) shall promptly notify the other party (“Indemnifying Party”) of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party shall have the option to participate with the Indemnified Party in the defense of such claim or to defend against such claim in its own name or in the name of the Indemnified Party. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party’s prior written consent.

7.	Standard of Care/Limitation of Liability

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.	Confidentiality

8.1	The Transfer Agent and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 5.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub- contractor or Fund agent for purposes of providing services under this Agreement; provided that such sub-contractor or Fund agent is made aware of and agrees to be bound by substantially similar confidentiality provisions. Confidential information includes, but is not limited to, names, addresses, phone numbers, tax identification numbers, personally identifiable information, transaction history and other information obtained from customers. Notwithstanding the foregoing, the Transfer Agent may participate in and provide information for anonymous industry surveys provided that such participation does not result in the disclosure of confidential information that is otherwise prohibited by law.

8.2	In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

8.3	Notwithstanding the foregoing, the Transfer Agent acknowledges that certain of the information regarding individuals that is provided to the Transfer Agent by the Trust in connection with the performance of this Agreement constitutes “nonpublic personal information” as defined under Regulation S-P (Subtitle A of Title V of the Gramm-Leach- Bliley Act). The Transfer Agent agrees that it will not disclose any such information except as permitted by law and shall notify the Trust prior to making any such disclosure.

9.	Covenants of the Trust and the Transfer Agent

9.1	Upon request, the Trust shall promptly furnish to the Transfer Agent the following:

(a)            A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)           A copy of the Declaration of Trust and Bylaws of the Trust and all amendments thereto.

9.2	The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

10.	Termination of Agreement

10.1	Term. The initial term of this Agreement (the “Initial Term”) shall be from the date first stated above until one year from the date thereof unless terminated pursuant to the provisions of this Section 10. This Agreement is renewable annually thereafter for successive one-year periods by a vote of a majority of the Trustees, including a majority of the independent Trustees (each such year-to-year renewal term a “Renewal Term”). Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of deconversion.

10.2	Early Termination. This Agreement may be terminated without payment of any penalty by the Trust or the Transfer Agent upon 90 days written notice before the expiration of the Initial Term or any Renewal Term. Notwithstanding anything contained in this Agreement to the contrary, should the Trust desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date.

10.3	Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, the Transfer Agent has the right to charge for any other reasonable expenses associated with such termination agreed to by the parties and the Trust agrees to pay such reasonable expenses.

10.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

10.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days.

10.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.	Assignment and Third-Party Beneficiaries

11.1	Except as provided in Section 12.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

11.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 12.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

12.	Subcontractors

12.1	The Transfer Agent, in its discretion, has and may in the future, at its expense and without further consent by the Trust, at any time subcontract to the extent permitted by law with (and may at any time terminate) one or more other qualified parties as agent to perform any or all of the services hereunder; provided, however, that the appointment of any such agent shall not relieve the Transfer Agent of any of its responsibilities or liabilities under this Agreement.

13.	Miscellaneous

13.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

13.2	Delaware Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

13.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

13.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

13.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

13.9	Final Agreement. This Agreement constitutes the entire agreement between the parties hereto.

13.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

13.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transfer Agent, to:

Russell Investments Fund Services, LLC 1301 Second Avenue Seattle, WA 98101 Attention: Chief Legal Officer
Copy to: legalnotices@russellinvestments.com

(b)	If to the Trust, to:

Venerable Variable Insurance Trust 1475 Dunwoody Drive, Suite 200 West Chester, PA 19380 Attention: Chief Legal Officer

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agency and Service Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

VENERABLE VARIABLE INSURANCE TRUST

BY:	/s/ Michal Levy

Name: Michal Levy

Title: Chief Executive Officer

RUSSELL INVESTMENTS FUND SERVICES, LLC

BY:	/s/ Geoffrey E. Black

Name: Geoffrey E. Black

Title: Director, Transfer Agency Services

SCHEDULE 1.2(f)

AML DELEGATION

1.	Delegation. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the “USA PATRIOT Act”), the Trust has developed and implemented a written anti-money laundering program (the “AML Program”), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. The Trust is desirous of having the Transfer Agent perform certain delegated duties pursuant to the AML Program and the Transfer Agent desires to accept such delegation.

2.	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those duties that have been expressly delegated on this Schedule 1.2(f) (the “Delegated Duties”), as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent is only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Funds for which the Transfer Agent maintains the applicable shareholder information (i.e., solely the participating insurance company separate accounts).

3.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

4.	Delegated Duties

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Funds for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a)           In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with the Trust, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Trust by any government agency.

(b)           Submit all account registrations through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)           Review special payee settlement through OFAC database;

(e)           Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)            Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Trust with a copy of the SAR within a reasonable time after filing; notify the Trust if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR; and

(i)            Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.